Exhibit 99.1
January 13, 2020

Contact:	Investor contact:
Media Relations	Emily Halverson
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5908

Alaska Air Group reports December 2019 and full-year operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported December and full-year operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. and for its regional flying operated by subsidiary Horizon Air Industries, Inc. and third-party regional carriers.

AIR GROUP
On a combined basis for all operations, Air Group reported a 9.4 percent increase in traffic on a 4.7 percent increase in capacity compared to December 2018. Load factor increased 3.7 points to 85.9 percent.

The following table shows the operational results for December and full-year 2019 compared to the prior-year periods:

	December			Full-Year
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	4,097	3,696	10.8%	46.733	45.802	2.0%
Revenue passenger miles RPM (000,000) "traffic"	4,913	4,489	9.4%	56,040	54,673	2.5%
Available seat miles ASM (000,000) "capacity"	5,717	5,461	4.7%	66,654	65,335	2.0%
Passenger load factor	85.9%	82.2%	3.7 pts	84.1%	83.7%	0.4 pts

MAINLINE
Mainline reported a 9.4 percent increase in traffic on a 4.9 percent increase in capacity compared to December 2018. Load factor increased 3.6 points to 86.2 percent. Mainline also reported 73.8 percent of its flights arrived on time in December 2019, compared to 81.9 percent reported in December 2018.

The following table shows mainline operational results for December and full-year 2019 compared to the prior-year periods:

	December			Full Year
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	3,071	2,795	9.9%	35,530	35,603	(0.2)%
RPMs (000,000)	4,414	4,036	9.4%	50,413	49,781	1.3%
ASMs (000,000)	5,122	4,885	4.9%	59,711	59,187	0.9%
Passenger load factor	86.2%	82.6%	3.6 pts	84.4%	84.1%	0.3 pts
On-time arrivals as reported to U.S. DOT	73.8%	81.9%	(8.1) pts	80.3%	82.6%	(2.3) pts

REGIONAL
Regional traffic increased 10.2 percent on a 3.3 percent increase in capacity compared to December 2018. Load factor increased 5.3 points to 83.9 percent. Alaska's regional partners also reported 75.2 percent of flights arrived on time in December 2019, compared to 78.9 percent in December 2018.

The following table shows regional operational results for December and full-year 2019 compared to the prior-year periods:

	December			Full Year
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	1,026	901	13.9%	11,203	10,199	9.8%
RPMs (000,000)	499	453	10.2%	5,627	4,892	15.0%
ASMs (000,000)	595	576	3.3%	6,943	6,148	12.9%
Passenger load factor	83.9%	78.6%	5.3 pts	81.0%	79.6%	1.4 pts
On-time arrivals as reported to U.S. DOT	75.2%	78.9%	(3.7) pts	83.2%	83.0%	0.2 pts

Alaska Airlines and its regional partners fly 46 million guests a year to more than 115 destinations with an average of 1,300 daily flights across the United States and to Mexico, Canada, and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 800 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 12 consecutive years from 2008 to 2019. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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